Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2017 Results

WALTHAM, Mass. (July 26, 2017) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended July 1, 2017.

Second Quarter 2017 Highlights

•	Reported revenue of $4.99 billion.

•	Reported GAAP diluted earnings per share (EPS) of $1.56.
Reported adjusted EPS of $2.30.

•
Strengthened innovation leadership, highlighted by a new Q Exactive Orbitrap mass spectrometer to advance protein research, the new SeqStudio Genetic Analyzer for a range of sequencing applications, and FDA clearance of our B.R.A.H.M.S. PCT assay to support antibiotic stewardship.

•
Made significant progress in precision medicine initiatives, including receiving FDA pre-market approval for our Oncomine Dx Target Test - the first next-generation sequencing-based companion diagnostic for non-small cell lung cancer.

•	Opened Center of Excellence for electron microscopy in Saudi Arabia to enable scientific collaboration in the region and continue to increase our presence in fast-growing emerging markets.

•
Announced agreement to acquire Patheon for $7.2 billion, gaining entry into the attractive contract development and manufacturing organization (CDMO) market and significantly enhancing our value proposition for pharma and biotech customers.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We are pleased to deliver another excellent quarter,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our operational discipline continues to drive strong profitability while we successfully execute our growth strategy to create long-term value.

“We continued to raise the bar in innovation, launching new high-impact products during the quarter to advance life sciences and diagnostics. In Asia-Pacific and emerging markets, our leading presence generated strong results, with double-digit growth in China and India.

“We are also very excited about our pending acquisition of Patheon. This is another great example of how we effectively put our capital to work to create value for our customers and our shareholders.”

Casper concluded, “With a successful first half behind us, we are right on track to achieve our growth goals for the year.”

Second Quarter 2017

Revenue for the quarter grew 10% to $4.99 billion in 2017, versus $4.54 billion in the second quarter of 2016. Organic revenue growth was 4%; acquisitions increased revenue by 8% and currency translation reduced revenue by 1%. The components of revenue growth do not sum due to rounding.

GAAP Earnings Results

GAAP diluted EPS in the second quarter increased 20% to $1.56, versus $1.30 in the same quarter last year. GAAP operating income for the second quarter of 2017 grew to $752 million, compared with $638 million in the second quarter of 2016. GAAP operating margin increased to 15.1%, compared with 14.1% in the second quarter last year.

Non-GAAP Earnings Results

Adjusted EPS in the second quarter of 2017 rose 13% to $2.30, versus $2.03 in the year-ago quarter. Adjusted operating income for the second quarter of 2017 also grew 13% compared with the same quarter last year. Adjusted operating margin expanded 50 basis points to 23.3%, compared with 22.8% in the second quarter of 2016.

2017 Guidance Update

Thermo Fisher is raising its 2017 guidance to reflect strong second quarter operational performance and a less adverse foreign exchange environment, partially offset by increased interest expense from the recently completed bond offering. The company is raising its revenue guidance to a new range of $19.71 to $19.89 billion versus its previous guidance of $19.51 to $19.71 billion. This would result in 8 to 9 percent revenue growth over the previous year. The company is raising its adjusted EPS guidance to a new range of $9.15 to $9.28, versus the $9.12 to $9.28 previously communicated, for 11 to 12 percent growth over 2016.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the second quarter of 2017, Life Sciences Solutions Segment revenue grew 3% to $1.40 billion, compared with revenue of $1.37 billion in the second quarter of 2016. Segment adjusted operating margin increased to 31.9%, versus 28.5% in the 2016 quarter.

Analytical Instruments Segment

Analytical Instruments Segment results reflect the acquisition of FEI Company in September 2016. Revenue for the segment grew 47% to $1.17 billion in the second quarter of 2017, compared with revenue of $794 million in the second quarter of 2016. Segment adjusted operating margin increased to 20.0%, versus 18.3% in the 2016 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 1% to $862 million in the second quarter of 2017, compared with revenue of $851 million in the second quarter of 2016. Segment adjusted operating margin was 27.3%, versus 27.9% in the 2016 quarter.

Laboratory Products and Services Segment

In the second quarter of 2017, Laboratory Products and Services Segment revenue grew 4% to $1.79 billion, compared with revenue of $1.72 billion in the second quarter of 2016. Segment adjusted operating margin was 13.8%, versus 15.1% in the 2016 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2017, based on acquisitions closed through the end of the second quarter of 2017, our adjusted EPS will exclude approximately $2.64 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 26, 2017, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 4, 2017.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $18 billion and more than 55,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended April 1, 2017, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	July 1,	% of	July 2,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$4,990.0		$4,535.2
Costs and Operating Expenses:
Cost of revenues (c)	2,578.3	51.7%	2,349.4	51.8%
Selling, general and administrative expenses (d)	1,035.2	20.7%	992.4	21.9%
Amortization of acquisition-related intangible assets	380.9	7.6%	338.0	7.4%
Research and development expenses	221.6	4.4%	182.4	4.0%
Restructuring and other costs, net (e)	22.5	0.5%	35.4	0.8%
	4,238.5	84.9%	3,897.6	85.9%

Operating Income	751.5	15.1%	637.6	14.1%
Interest Income	17.8		13.2
Interest Expense	(133.6)		(118.8)
Other Expense, Net (f)	(10.1)		(10.9)

Income Before Income Taxes	625.6		521.1
Provision for Income Taxes (g)	(13.4)		(4.3)

Income from Continuing Operations	612.2		516.8

Loss from Discontinued Operations	(0.6)		(0.2)

Net Income	$611.6	12.3%	$516.6	11.4%

Earnings per Share from Continuing Operations:
Basic	$1.57		$1.31
Diluted	$1.56		$1.30

Earnings per Share:
Basic	$1.57		$1.31
Diluted	$1.56		$1.30

Weighted Average Shares:
Basic	390.0		393.9
Diluted	393.3		396.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$751.5	15.1%	$637.6	14.1%
Cost of Revenues Charges (c)	0.7	0.0%	17.4	0.4%
Selling, General and Administrative Charges, Net (d)	6.8	0.1%	3.8	0.1%
Restructuring and Other Costs, Net (e)	22.5	0.5%	35.4	0.8%
Amortization of Acquisition-related Intangible Assets	380.9	7.6%	338.0	7.4%

Adjusted Operating Income (b)	$1,162.4	23.3%	$1,032.2	22.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$611.6	12.3%	$516.6	11.4%
Cost of Revenues Charges (c)	0.7	0.0%	17.4	0.4%
Selling, General and Administrative Charges, Net (d)	6.8	0.1%	3.8	0.1%
Restructuring and Other Costs, Net (e)	22.5	0.5%	35.4	0.8%
Amortization of Acquisition-related Intangible Assets	380.9	7.6%	338.0	7.4%
Other Expense, Net (f)	2.8	0.1%	16.8	0.4%
Provision for Income Taxes (g)	(123.1)	-2.5%	(121.7)	-2.7%
Discontinued Operations, Net of Tax	0.6	0.0%	0.2	0.0%

Adjusted Net Income (b)	$902.8	18.1%	$806.5	17.8%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.56		$1.30
Cost of Revenues Charges, Net of Tax (c)	—		0.03
Selling, General and Administrative Charges, Net of Tax (d)	0.01		0.01
Restructuring and Other Costs, Net of Tax (e)	0.04		0.06
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.68		0.60
Other Expense, Net of Tax (f)	0.01		0.03
Provision for Income Taxes (g)	—		—
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$2.30		$2.03

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$848.4		$913.6
Net Cash Used in Discontinued Operations	0.2		0.4
Purchases of Property, Plant and Equipment	(88.0)		(114.8)
Proceeds from Sale of Property, Plant and Equipment	1.2		15.7

Free Cash Flow	$761.8		$814.9

Segment Data	Three Months Ended
	July 1,	% of	July 2,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$1,404.6	28.1%	$1,367.9	30.2%
Analytical Instruments	1,165.8	23.4%	793.9	17.5%
Specialty Diagnostics	861.8	17.3%	851.3	18.8%
Laboratory Products and Services	1,792.5	35.9%	1,719.7	37.9%
Eliminations	(234.7)	-4.7%	(197.6)	-4.4%

Consolidated Revenues	$4,990.0	100.0%	$4,535.2	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$448.1	31.9%	$389.6	28.5%
Analytical Instruments	232.6	20.0%	144.9	18.3%
Specialty Diagnostics	235.0	27.3%	237.9	27.9%
Laboratory Products and Services	246.7	13.8%	259.8	15.1%

Subtotal Reportable Segments	1,162.4	23.3%	1,032.2	22.8%

Cost of Revenues Charges (c)	(0.7)	0.0%	(17.4)	-0.4%
Selling, General and Administrative Charges, Net (d)	(6.8)	-0.1%	(3.8)	-0.1%
Restructuring and Other Costs, Net (e)	(22.5)	-0.5%	(35.4)	-0.8%
Amortization of Acquisition-related Intangible Assets	(380.9)	-7.6%	(338.0)	-7.4%

GAAP Operating Income (a)	$751.5	15.1%	$637.6	14.1%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $0.3 and $16.2, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $0.4 and $1.7, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2016 include other credits of $0.5.

(d) Reported results in 2017 and 2016 include i) $6.4 and $3.1, respectively, of third-party transaction/integration costs primarily related to the pending acquisition of Patheon and other recently completed acquisitions; and ii) $0.4 and $2.5, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies. Reported results in 2016 also include $1.8 of credits from changes in estimates of contingent acquisition consideration.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $1.8 of charges for the settlement of retirement plans. Reported results in 2016 include $7.8 of charges for litigation at acquired businesses, $6.8 of environmental remediation costs and $2.1 of gains on sales of real estate and settlement of a retirement plan.

(f) Reported results in 2017 include a $3.4 charge related to fees paid to obtain bridge financing commitments for the pending acquisition of Patheon and $0.7 of losses on the early extinguishment of debt, offset in part by $1.3 of net gains on investments. Reported results in 2016 include $10.0 of charges related to fees paid to obtain bridge financing commitments for the acquisition of FEI, $6.2 of losses on the early extinguishment of debt and $0.6 of amortization of acquisition-related intangible assets of the company's equity-method investments.

(g) Reported provision for income taxes includes i) $124.1 and $121.5 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $1.0 of incremental tax provision in 2017 due to an audit settlement; and iii) $0.2 of incremental tax benefit in 2016 from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $97.3 and $97.1 in 2017 and 2016, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $38.2 and $33.7 in 2017 and 2016, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Six Months Ended
	July 1,	% of	July 2,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$9,755.0		$8,830.0
Costs and Operating Expenses:
Cost of revenues (c)	5,025.5	51.5%	4,585.3	51.9%
Selling, general and administrative expenses (d)	2,124.2	21.8%	1,984.3	22.5%
Amortization of acquisition-related intangible assets	748.4	7.7%	660.0	7.5%
Research and development expenses	437.0	4.5%	358.9	4.1%
Restructuring and other costs, net (e)	46.0	0.4%	86.0	1.0%
	8,381.1	85.9%	7,674.5	86.9%

Operating Income	1,373.9	14.1%	1,155.5	13.1%
Interest Income	36.3		24.0
Interest Expense	(269.0)		(225.0)
Other Expense, Net (f)	(12.7)		(10.4)

Income Before Income Taxes	1,128.5		944.1
Benefit from (Provision for) Income Taxes (g)	35.1		(25.0)

Income from Continuing Operations	1,163.6		919.1

Loss from Discontinued Operations, Net of Tax	(0.6)		(0.3)

Net Income	$1,163.0	11.9%	$918.8	10.4%

Earnings per Share from Continuing Operations:
Basic	$2.98		$2.33
Diluted	$2.96		$2.31

Earnings per Share:
Basic	$2.98		$2.33
Diluted	$2.95		$2.31

Weighted Average Shares:
Basic	390.5		394.9
Diluted	393.7		397.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,373.9	14.1%	$1,155.5	13.1%
Cost of Revenues Charges (c)	31.6	0.3%	28.0	0.3%
Selling, General and Administrative Charges, Net (d)	38.3	0.4%	32.7	0.3%
Restructuring and Other Costs, Net (e)	46.0	0.4%	86.0	1.0%
Amortization of Acquisition-related Intangible Assets	748.4	7.7%	660.0	7.5%

Adjusted Operating Income (b)	$2,238.2	22.9%	$1,962.2	22.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,163.0	11.9%	$918.8	10.4%
Cost of Revenues Charges (c)	31.6	0.3%	28.0	0.3%
Selling, General and Administrative Charges, Net (d)	38.3	0.4%	32.7	0.3%
Restructuring and Other Costs, Net (e)	46.0	0.4%	86.0	1.0%
Amortization of Acquisition-related Intangible Assets	748.4	7.7%	660.0	7.5%
Other Expense, Net (f)	0.2	0.0%	15.5	0.2%
Provision for Income Taxes (g)	(305.1)	-3.1%	(217.7)	-2.4%
Discontinued Operations, Net of Tax	0.6	0.1%	0.3	0.0%

Adjusted Net Income (b)	$1,723.0	17.7%	$1,523.6	17.3%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.95		$2.31
Cost of Revenues Charges, Net of Tax (c)	0.05		0.05
Selling, General and Administrative Charges, Net of Tax (d)	0.07		0.06
Restructuring and Other Costs, Net of Tax (e)	0.08		0.15
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.38		1.21
Other Expense, Net of Tax (f)	—		0.03
(Benefit from) Provision for Income Taxes (g)	(0.15)		0.02
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$4.38		$3.83

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,209.9		$1,248.3
Net Cash Used in Discontinued Operations	1.1		1.9
Purchases of Property, Plant and Equipment	(181.4)		(229.9)
Proceeds from Sale of Property, Plant and Equipment	2.3		21.7

Free Cash Flow	$1,031.9		$1,042.0

Segment Data	Six Months Ended
	July 1,	% of	July 2,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$2,768.1	28.4%	$2,585.6	29.3%
Analytical Instruments	2,217.8	22.7%	1,553.2	17.6%
Specialty Diagnostics	1,728.2	17.7%	1,705.9	19.3%
Laboratory Products and Services	3,491.5	35.8%	3,368.5	38.1%
Eliminations	(450.6)	-4.6%	(383.2)	-4.3%

Consolidated Revenues	$9,755.0	100.0%	$8,830.0	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$882.0	31.9%	$740.9	28.7%
Analytical Instruments	424.4	19.1%	256.6	16.5%
Specialty Diagnostics	468.9	27.1%	468.0	27.4%
Laboratory Products and Services	462.9	13.3%	496.7	14.7%

Subtotal Reportable Segments	2,238.2	22.9%	1,962.2	22.2%

Cost of Revenues Charges (c)	(31.6)	-0.3%	(28.0)	-0.3%
Selling, General and Administrative Charges, Net (d)	(38.3)	-0.4%	(32.7)	-0.3%
Restructuring and Other Costs, Net (e)	(46.0)	-0.4%	(86.0)	-1.0%
Amortization of Acquisition-related Intangible Assets	(748.4)	-7.7%	(660.0)	-7.5%

GAAP Operating Income (a)	$1,373.9	14.1%	$1,155.5	13.1%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $31.0 and $22.4, respectively, of charges for the sale of inventories revalued at the date of acquisition and ii) $0.6 and $1.7, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2016 also include charges of $3.9 to conform the accounting policies of Affymetrix with the company's accounting policies.

(d) Reported results in 2017 and 2016 include i) $11.9 and $26.7, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions and the pending acquisition of Patheon; ii) $25.4 and $(1.9), respectively, of charges/(credits) from changes in estimates of contingent acquisition consideration; and iii) $1.0 and $7.9, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $3.5 of litigation charges and $1.8 of charges for the settlement of retirement plans. Reported results in 2016 include $6.8 of environment remediation costs, $5.5 of net gains on litigation at acquired businesses and $5.0 of gains on sales of real estate and settlement of a retirement plan.

(f) Reported results in 2017 include a $3.4 charge related to fees paid to obtain bridge financing commitments for the pending acquisition of Patheon and $3.9 of losses on extinguishment of debt, offset in part by $7.1 of net gains from investments. Reported results in 2016 include $10.0 of charges related to fees paid to obtain bridge financing commitments for the acquisition of FEI, $6.2 of losses on the early extinguishment of debt and $1.1 of amortization of acquisition-related intangible assets of the company's equity-method investments, offset in part by $1.8 of net gains from investments.

(g) Reported provision for income taxes includes i) $243.3 and $226.5 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $62.8 and $(8.8) of incremental tax benefit (provision) in 2017 and 2016, respectively, from adjusting the company's deferred tax balances as a result of tax rate changes and iii) $1.0 of incremental tax provision in 2017 due to an audit settlement.

Notes:
Consolidated depreciation expense is $194.3 and $191.2 in 2017 and 2016, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $71.2 and $67.1 in 2017 and 2016, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	July 1,	December 31,
(In millions)	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$611.0	$786.2
Accounts receivable, net	3,258.3	3,048.5
Inventories	2,422.2	2,213.3
Other current assets	1,161.0	973.0

Total current assets	7,452.5	7,021.0

Property, Plant and Equipment, Net	2,599.7	2,577.8

Acquisition-related Intangible Assets	13,575.6	13,969.0

Other Assets	1,040.4	1,011.9

Goodwill	21,845.5	21,327.8

Total Assets	$46,513.7	$45,907.5

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,540.4	$1,255.5
Other current liabilities	3,535.4	3,610.3

Total current liabilities	5,075.8	4,865.8

Other Long-term Liabilities	3,790.6	4,130.0

Long-term Obligations	15,255.7	15,372.4

Total Shareholders' Equity	22,391.6	21,539.3

Total Liabilities and Shareholders' Equity	$46,513.7	$45,907.5

Condensed Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended
	July 1,	July 2,
(In millions)	2017	2016

Operating Activities
Net income	$1,163.0	$918.8
Loss from discontinued operations	0.6	0.3
Income from continuing operations	1,163.6	919.1

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	942.7	851.2
Change in deferred income taxes	(298.8)	(304.5)
Other non-cash expenses, net	147.6	121.2
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(744.1)	(336.8)

Net cash provided by continuing operations	1,211.0	1,250.2
Net cash used in discontinued operations	(1.1)	(1.9)

Net cash provided by operating activities	1,209.9	1,248.3

Investing Activities
Acquisitions, net of cash acquired	(307.0)	(1,033.0)
Purchases of property, plant and equipment	(181.4)	(229.9)
Proceeds from sale of property, plant and equipment	2.3	21.7
Other investing activities, net	8.8	5.9

Net cash used in investing activities	(477.3)	(1,235.3)

Financing Activities
Net proceeds from issuance of debt	518.9	1,985.6
Repayment of debt	(1,328.9)	(1,638.0)
Net proceeds from issuance of commercial paper	4,487.1	3,509.5
Repayment of commercial paper	(3,990.7)	(2,573.4)
Purchases of company common stock	(750.0)	(1,000.0)
Dividends paid	(117.8)	(119.4)
Net proceeds from issuance of company common stock under employee stock plans	99.1	78.4
Other financing activities, net	—	(13.6)

Net cash (used in) provided by financing activities	(1,082.3)	229.1

Exchange Rate Effect on Cash	168.2	(18.6)

(Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(181.5)	223.5
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	810.8	466.3

Cash, Cash Equivalents and Restricted Cash at End of Period	$629.3	$689.8

Free Cash Flow (a)	$1,031.9	$1,042.0

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.